EXHIBIT 99.1

Crescent Financial Corporation Announces Third Quarter Results

CARY, N.C., Oct. 16, 2008 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced unaudited net income for the three months ended September 30, 2008 of $746,000 compared to net income of $1,563,000 for the prior year period. Diluted earnings per share for the current three-month period was $.08 compared to $.16 for the third quarter of 2007. Return on average assets and return on average equity for the period were 0.31% and 3.12%, respectively compared with 0.79% and 7.04% for the prior year period. Earnings were impacted by continued net interest margin compression resulting from the lower interest rate environment along with an increase in provision for loan losses.

Interest income was $13.8 million for the current quarter compared to $14.1 million for the prior year quarter. Lower interest rates and the competitive loan pricing environment over the past twelve months resulted in a $3.0 million decline in interest income due to rate changes, which more than offset the $2.7 million increase due to the rise in earning asset volume. The volume of average earning assets grew by $146.3 million, from $725.4 million to $871.7 million. Interest expense for the third quarter increased to $7.4 million from $7.3 million for the prior year period. The volume of new interest-bearing liabilities to fund the earning asset growth cost an additional $1.8 million in interest expense, while the decline in interest expense due to lower rates was only $1.7 million. Deposit rates in our markets remain at higher levels than one might anticipate given a 325 basis point drop in short-term interest rates as certain banks experiencing liquidity issues have offered well above market rates to attract retail deposits. We have selectively matched rates for good relationship customers which has not allowed the cost of our time deposit portfolio to fall to the extent expected. Net interest margin declined by 83 basis points to 2.89% for the quarter ended September 30, 2008 compared with 3.72% for the prior year quarter.

The provision for loan losses for the comparable periods rose by $616,000 to $1.3 million for the current quarter. Total non performing assets increased by $2.0 million during the quarter from $2.6 million to $4.6 million. Of the $1.3 million in provision, approximately $1.0 million was related to specific credits and $300,000 was attributable to loan growth. The Company experienced net charge-offs of $148,000 or an annualized 0.08% of average gross loans during the quarter.

Non-interest income grew by $367,000 or 53% to $1.1 million compared to $689,000 for the prior year quarter. Revenues increased across several non interest income categories including earnings on cash value of bank owned insurance, customer service fees, mortgage loan origination fees and deposit service charges. The Company received approximately $121,000, pre-tax, in miscellaneous, non-recurring revenue during the quarter.

Non-interest expenses increased by $664,000 or 15% to $5.1 million compared with $4.4 million for the prior year quarter. Personnel and occupancy expenses accounted for $533,000 of the total increase as the Company opened two new banking offices and relocated a third office to a new more visible location.

For the nine months ended September 30, 2008, the Company reported net income of $2,777,000 compared to $4,476,000 for the nine months ended September 30, 2007. Diluted earnings per share was $.29 for the current period and $.47 for the prior period. Net interest income was $19.2 million compared with $19.6 million. The positive impact of an increase in average earning assets for the current nine-month period of $136.1 million was offset by a 69 basis point decline in net interest margin from 3.76% to 3.07%. Non-interest income increased by $717,000, or 37%, primarily in the areas of customer service fees, earnings on cash value of bank owned life insurance and mortgage loan origination fees. Non-interest expenses increased by $1.9 million, or 15%, with $1.7 million attributable to personnel, occupancy and FDIC insurance premium expenses. The provision for loan losses for the current nine-month period was $2.5 million compared with $1.3 million for the prior year period.

Crescent Financial Corporation reported total assets on September 30, 2008 of $955.5 million reflecting a 17% increase over total assets of $814.3 million at September 30, 2007. Total net loans increased by 18% from $643.5 million to $759.1 million, total deposits increased 19% from $595.6 million to $711.6 million and total borrowings increased by 15% from $126.2 million to $145.2 million. Total stockholders' equity grew by 6% from $89.1 million to $94.2 million.

Mike Carlton, President and CEO, stated, "Given the challenging economic environment for the entire financial services industry, we are pleased with the accomplishments during the quarter. We continued to conservatively expand the balance sheet and experienced greater net interest income and non interest income in comparison to the prior quarter while working diligently to reduce non interest expenses. As a Company, credit quality and credit management continue to be a top priority for our organization. While we are fortunate to be providing banking services in the more economically stable communities within North Carolina, there are areas within our footprint that are feeling the effects of a slowing economy and as a result, we have taken proactive steps toward increasing our loan loss reserves in the event that certain credits further deteriorate. The level of non performing assets and charge-offs continue to be significantly less than our peer group. Nonperforming loans to total loans were .36% while the charge offs for the second quarter were only $148,000 or .08% of average gross loans during the quarter. From a capital perspective, we are pleased that we were able to finalize the $7.5 million subordinated debt transaction prior to quarter end. Management and the Board of Directors believed it was prudent to raise the new capital at attractive pricing without diluting our existing shareholder base. With this additional capital, we should be able to continue to expand the balance sheet and be in a better position to take advantage of opportunities that may be created by the current economic environment."

Crescent State Bank is a state chartered bank operating thirteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh, Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

 Crescent Financial Corporation
 Consolidated Income Statements
 (Amounts in thousands except share and per share data)
 (Unaudited)
                           For the Three Month Period Ended

                 Sept. 30,   June 30,  March 31,   Dec. 31,  Sept. 30,
                   2008       2008       2008       2007       2007
                 ---------  ---------  ---------  ---------  ---------
 INTEREST INCOME
 Loans           $  12,571  $  11,936  $  12,472  $  13,249  $  12,867
 Investment
  securities
  available
  for sale           1,206      1,227      1,206      1,155      1,142
 Fed funds sold
  and other
  interest              17         14         44         14         86
                 ---------  ---------  ---------  ---------  ---------

   Total
    Interest
    Income          13,794     13,177     13,722     14,418     14,095
                 ---------  ---------  ---------  ---------  ---------

 INTEREST
  EXPENSE
 Deposits            5,953      5,502      5,709      5,782      6,121
 Short-term
  borrowings           126         91        117        182        149
 Long-term debt      1,372      1,292      1,372      1,421      1,016
                 ---------  ---------  ---------  ---------  ---------

   Total
    Interest
    Expense          7,451      6,885      7,198      7,385      7,286
                 ---------  ---------  ---------  ---------  ---------

     Net
      Interest
      Income         6,343      6,292      6,524      7,033      6,809
 Provision for
  loan losses        1,282        459        806        337        666
                 ---------  ---------  ---------  ---------  ---------
   Net interest
    income after
    provision
    for loan
    losses           5,061      5,833      5,718      6,696      6,143
                 ---------  ---------  ---------  ---------  ---------

 Non-interest
  income
   Mortgage
    loan
    origination
    income             189        151        172        116        146
   Service
    charges and
    fees on
    deposit
    accounts           414        381        381        355        336
   Gain/loss on
    sale of
    securities          --         16         --         --         --
   Gain/(loss)
    on disposal
    of assets           (4)       (63)        (9)       (65)        --
   Other               458        332        264        249        208
                 ---------  ---------  ---------  ---------  ---------

     Total non-
      interest
      income         1,057        817        808        655        690

 Non-interest
  expense
   Salaries and
    employee
    benefits         2,881      2,917      2,804      2,460      2,476
   Occupancy and
    equipment          709        656        663        602        582
   Data
    processing         270        261        271        261        278
   Other             1,206      1,259      1,283      1,254      1,066
                 ---------  ---------  ---------  ---------  ---------

     Total non-
      interest
      expense        5,066      5,093      5,021      4,577      4,402
                 ---------  ---------  ---------  ---------  ---------

     Income
      before
      income
     taxes           1,052      1,557      1,505      2,774      2,431

 Income taxes          306        526        505      1,002        868
                 ---------  ---------  ---------  ---------  ---------

     Net income  $     746  $   1,031  $   1,000  $   1,772  $   1,563
                 =========  =========  =========  =========  =========

 NET INCOME PER
  COMMON SHARES
   Basic         $    0.08  $    0.11  $    0.11  $    0.19  $    0.17
   Diluted       $    0.08  $    0.11  $    0.10  $    0.18  $    0.16

 WEIGHTED
  AVERAGE COMMON
  SHARES
  OUTSTANDING
   Basic         9,548,589  9,467,294  9,417,694  9,363,700  9,246,318
   Diluted       9,628,147  9,678,841  9,678,862  9,678,862  9,642,429

     Return on
      average
      assets          0.31%      0.46%      0.47%      0.85%      0.79%
     Return on
      average
      equity          3.12%      4.37%      4.32%      7.73%      7.04%
     Net interest
      margin          2.89%      3.05%      3.27%      3.64%      3.72%
     Allowance
      for loan
      losses to
      avg loans       1.30%      1.19%      1.19%      1.22%      1.26%
     Non-
      performing
      loans to
      total
      loans           0.36%      0.10%      0.04%      0.40%      0.22%
     Non-
      performing
       assets to
       total
       assets         0.49%      0.29%      0.29%      0.36%      0.21%

 Crescent Financial Corporation
 Consolidated Balance Sheet
 (Amounts in thousands except share and per share data)
 (Unaudited)

                 Sept. 30,   June 30,   March 31,  Dec. 31,   Sept. 30,
                   2008       2008       2008      2007 (a)     2007
                 ---------  ---------  ---------  ---------  ---------
 ASSETS
 Cash and due
  from banks     $  12,320  $  13,234  $  14,088  $  12,048 $  13,127
 Interest
  earning
  deposits with
  banks                639        391        387        212       365
 Federal funds
  sold               9,477         98        467         97     4,054
 Investment
  securities
  available for
  sale at fair
  value             96,015     95,979     94,855     90,758    89,799
 Loans             769,060    742,855    710,545    675,916   651,652
 Allowance for
  loan losses       (9,988)    (8,855)    (8,425)    (8,273)   (8,190)
                 ---------  ---------  ---------  ---------  ---------
     Net Loans     759,072    734,000    702,120    667,643   643,462
 Accrued
  interest
  receivable         3,327      3,105      3,268      3,762     3,721
 Federal Home
  Loan Bank
  stock              7,264      7,714      7,039      6,791     6,566
 Bank premises
  and equipment     10,297     10,156      9,966      8,094     6,921
 Investment in
  life
  insurance         16,517     16,343      9,210      9,123     9,035
 Goodwill           30,233     30,233     30,233     30,233    30,233
 Other assets       10,366      9,323      9,460      6,779     6,968
                 ---------  ---------  ---------  ---------  ---------

     Total
      Assets     $ 955,527  $ 920,576  $ 881,093  $ 835,540 $ 814,251
                 =========  =========  =========  =========  =========

 LIABILITIES AND
  STOCKHOLDERS'
  EQUITY
 LIABILITIES
 Deposits
   Demand        $  69,594  $  64,306  $  65,890  $  69,368 $  72,653
   Savings          64,214     76,591     88,982    110,516   122,359
   Money market
    and NOW        120,430    128,274    106,109     80,316    88,295
   Time            457,405    384,508    392,240    345,231   312,320
                 ---------  ---------  ---------  ---------  ---------
     Total
      Deposits     711,643    653,679    653,221    605,431   595,627

 Short-term
  borrowings        20,000     30,894     10,000     13,755    10,000
 Long-term debt    125,748    138,248    121,248    121,248   116,248
 Accrued
  expenses and
  other
  liabilities        3,986      3,692      3,286      3,447     3,273
                 ---------  ---------  ---------  ---------  ---------

    Total
     Liabilities   861,377    826,513    787,755    743,881   725,148
 STOCKHOLDERS'
  EQUITY
 Common stock        9,613      9,605      9,496      9,405     9,336
 Additional
  paid-in
  capital           74,256     74,172     73,699     73,596    73,394
 Retained
  earnings          11,254     10,509      9,478      8,620     6,847
 Accumulated
  other
  comprehensive
  loss                (973)      (223)       665         38      (474)
                 ---------  ---------  ---------  ---------  ---------

  Total
   Stockholders'
   Equity           94,150     94,063     93,338     91,659    89,103

  Total
   Liabilities
   and
   Stockholders'
   Equity        $ 955,527  $ 920,576  $ 881,093  $ 835,540 $ 814,251
                 =========  =========  =========  =========  =========

    Ending
     shares
     outstanding 9,612,743  9,604,826  9,496,555  9,404,579 9,335,755
    Book value
     per share   $    9.79  $    9.79  $    9.83  $    9.75 $    9.54
    Tangible
     book value
     per share   $    6.55  $    6.54  $    6.53  $    6.42 $    6.19

 (a) Derived from audited consolidated financial statements.

CONTACT:  Crescent Financial Corporation
          Michael G. Carlton, President and CEO
          Bruce W. Elder, Vice President
          (919) 466-1005